Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Cord Blood Corporation:

We consent to the use of our reports dated July 28, 2016, with respect to the consolidated balance sheet of China Cord Blood Corporation and subsidiaries as of March 31, 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of March 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China
September 21, 2016